Exhibit 99.1

Concrete Pumping Holdings Reports Fourth Quarter and Fiscal Year 2019 Results, Provides Financial Outlook for Fiscal Year 2020

DENVER, CO – January 14, 2020 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping services and concrete waste management services in the U.S. and U.K., today reported financial results for its fourth quarter and fiscal year ended October 31, 2019.

Fourth Quarter Fiscal Year 2019 Summary

●	Revenue increased 25% to $84.0 million as compared to the fourth quarter of fiscal year 2018.
●	Gross margin increased 340 basis points to 46.3% as compared to the fourth quarter of fiscal year 2018.
●	Net income attributable to common shareholders was $0.1 million or $0.00 per diluted share.
●	Adjusted EBITDA[1] increased 33% to $29.6 million with Adjusted EBITDA margin[1] increasing 260 basis points to 35.2% as compared to the fourth quarter of fiscal year 2018.
●	Net debt[1] decreased $15.9 million from $434.1 million as of July 31, 2019 to $418.2 million as of October 31, 2019

Fiscal Year 2019 Financial Summary

●	Revenue increased 16% to $283.0 million as compared to fiscal year 2018.
●	Gross margin was up 60 basis points to 44.3% as compared to fiscal year 2018.
●	Net loss attributable to common shareholders was $34.2 million.
●	Adjusted EBITDA[1] increased 21% to $95.5 million with Adjusted EBITDA margin[1] increasing 120 basis points to 33.8% as compared to fiscal year 2018.

Management Commentary

“We ended the year on a strong note, with 25% revenue growth in the fourth quarter of fiscal year 2019 translating to a 33% increase in Adjusted EBITDA,” said Bruce Young, CEO of CPH. “These results were driven by our margin-enhancing acquisition of Capital Pumping in May 2019, broad end-market strength in the U.S. and accelerated growth in Eco-Pan. We also continued to gain efficiencies in our supply chain while realizing the expected synergies from the Capital Pumping acquisition.

“These results were achieved despite roughly 40% of our U.S. operations being shut down in the final week of the quarter due to a severe, early winter storm that delivered snow and rain from Idaho to Texas. While we estimate the Q4 2019 revenue impact from this event was approximately $1.5 million, we expect the delayed work will be re-captured in early fiscal 2020.

“As we look to the next fiscal year, we believe our positive momentum will continue. While we remain cautious in our U.K. outlook, expecting concrete pumping in the region to be somewhat flat in fiscal 2020, we expect U.S. construction activity to remain robust, particularly in our commercial and infrastructure projects, which accounted for nearly 70% of our total revenue in fiscal 2019. Combining this with our pricing initiatives, margin-enhancing opportunities from Eco-Pan and Capital Pumping, as well as overall economies of scale, we believe we are well-positioned for success and shareholder value creation in fiscal 2020.”

1 Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Net debt is also a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for a discussion of the definition of these measures and a reconciliation of Adjusted EBITDA and net debt to their most comparable GAAP measure.

Fourth Quarter Fiscal Year 2019 Financial Results

Revenue in the fourth fiscal quarter increased 25% to $84.0 million compared to $67.4 million in the year-ago quarter. The increase was largely attributable to the acquisition of Capital Pumping, coupled with growth in many of the Company’s existing core markets. This increase was offset by the effect of inclement weather on our U.S. operations at the end of the quarter. On a pro forma basis, which includes the results of recent acquisitions both pre- and post-transaction, revenue increased 5% over the previous year. Adjusting the pro forma revenue for a constant currency exchange rate, revenue increased 6% in the fourth quarter as compared to the prior year.

Gross profit in the fourth fiscal quarter increased 34% to $38.8 million compared to $28.9 million in the year-ago quarter. Gross margin increased 340 basis points to 46.3% compared to 42.9% in the year-ago quarter. The increase in gross margin was primarily due to the post-acquisition contribution from Capital Pumping, more favorable fuel pricing and better procurement costs. This was partially offset by the step-up in depreciation related to the business combination with Industrea Acquisition Corp. in December 2018 (the “Business Combination”), as depreciation expense related to pumping equipment is included in the Company’s cost of operations.

General and administrative expenses in the fourth fiscal quarter were $28.2 million compared to $15.9 million in the year-ago quarter. As a percent of revenue, general and administrative expenses were 33.6% compared to 23.6% in the year-ago quarter. The increase was largely due to a $7.9 million increase in amortization expense primarily due to the Business Combination. The remainder of the increase was largely attributable to stock-based compensation and headcount growth, the latter being a combination of (1) new team members added to assist with our public company requirements and (2) the continuing employment of Capital Pumping team members who moved over from the Capital acquisition. General and administrative expenses as a percent of revenue excluding amortization of intangible assets and stock-based compensation expense would have been 19.6% in the fourth fiscal quarter of 2019 compared to 20.4% in the same year-ago quarter.

Net income attributable to common shareholders in the fourth fiscal quarter was $0.1 million, or $0.00 per diluted share. Adjusted EBITDA1 in the fourth fiscal quarter increased 33% to $29.6 million compared to $22.0 million in the year-ago quarter. Adjusted EBITDA margin increased 220 basis points to 35.2% compared to 33.0% in the year-ago quarter. The increase in revenue, combined with a 340 basis point increase in gross margin, were the primary factors responsible for the strong growth in Adjusted EBITDA.

As of October 31, 2019, the Company had $7.5 million of cash, $425.7 million of total outstanding debt and $29.2 million of available borrowing capacity under its ABL Credit Agreement.

Fiscal Year 2019 Financial Results

Revenue in fiscal year 2019 increased 16% to $283.0 million compared to $243.2 million in fiscal year 2018. The increase was largely attributable to the acquisition of Capital Pumping. On a pro forma basis, which includes the results of recent acquisitions both pre- and post-transaction, revenue increased 3% over the previous year. Adjusting the pro forma revenue for a constant currency exchange rate, revenue increased 4% in fiscal year 2019 as compared to the prior year.

Gross profit in fiscal year 2019 increased 18% to $125.4 million compared to $106.3 million in fiscal year 2018. Gross margin increased 60 basis points to 44.3% compared to 43.7% in fiscal year 2018, primarily due to the contribution from Capital Pumping, more favorable fuel pricing and improved procurement costs.

General and administrative expenses in fiscal year 2019 were $96.9 million compared to $58.8 million in fiscal year 2018. As a percent of revenue, general and administrative expenses were 34.2% compared to 23.6% in fiscal year 2018. The increase was largely due to a $25.1 million increase in amortization expense primarily related to the Business Combination, higher stock-based compensation of $3.3 million, and the addition of Capital Pumping personnel. In addition, the Company incurred a $4.1 million increase in legal, accounting and director-related costs due to being a public company, with approximately $1.6 million of these costs are not expected to recur.

Net loss attributable to common shareholders in fiscal year 2019 was $34.2 million. Adjusted EBITDA1 in fiscal year 2019 increased 21% to $95.5 million compared to $79.1 million in fiscal year 2018. Adjusted EBITDA margin increased 120 basis points to 33.7% compared to 32.5% in fiscal year 2018. The increase in revenue, combined with a 60-basis point increase in gross margin, were the primary factors responsible for the strong growth in Adjusted EBITDA.

Segment Results

U.S. Concrete Pumping. Revenue in the fourth fiscal quarter increased 35% to $62.1 million compared to $45.9 million in the year-ago quarter. The incremental benefit of the Capital Pumping acquisition, which added additional pumping capacity in Texas, represented $13.4 million of the increase. This segment also had notable improvements in revenue in most markets. Adjusted EBITDA in the fourth fiscal quarter increased 48% to $19.4 million compared to $13.1 in the year-ago quarter due to post-acquisition contributions from Capital Pumping, better fuel pricing and procurement costs.

Revenue in fiscal year 2019 increased 24% to $203.7 million compared to $164.3 million in fiscal year 2018. The increase was primarily due to the acquisition of Capital Pumping, which added approximately $25.2 million, and the continued organic volume expansion in our other U.S. regions. This segment also had notable improvements in Oklahoma where several special projects required placing booms and Idaho where there was an increase in billable hours. Adjusted EBITDA in fiscal 2019 increased 34% to $62.8 million compared to $46.8 in fiscal year 2018. This was largely due to the acquisition of Capital Pumping, improved gross margin and volume growth across most U.S. markets.

U.K. Operations. Revenue in the fourth fiscal quarter was $13.0 million compared to $13.7 million in the year-ago quarter. The decline in revenue was largely attributable to the strengthening of the U.S. dollar relative to the British Pound Sterling. Excluding any impact from foreign exchange rates, revenue for this segment was essentially flat due to uncertainties in the U.K. economy attributable to Brexit. Adjusted EBITDA in the fourth fiscal quarter decreased 6% to $4.3 million over the previous year primarily due to the currency translation.

Revenue in fiscal year 2019 was $49.2 million compared to $50.4 million in fiscal year 2018. The decline in revenue was largely attributable to the strengthening of the U.S. dollar relative to the British Pound Sterling. Excluding any impact from foreign exchange rates, revenue was up 2% year-over-year due to improved equipment utilization rates. Adjusted EBITDA in fiscal year 2019 decreased by 6% to $15.7 million over fiscal year 2018 primarily due to higher fuel prices and the impact of the strong U.S. dollar.

U.S. Concrete Waste Management Services. Revenue in the fourth fiscal quarter increased 18% to $9.0 million compared to $7.6 million in the year-ago quarter. The increase was driven primarily by higher volumes. Adjusted EBITDA in the fourth fiscal quarter increased 21% to $4.9 million over the year-ago quarter due to higher revenue and greater volume related efficiencies.

Revenue in fiscal year 2019 increased 7% to $30.4 million compared to $28.5 million in fiscal year 2018. The increase was primarily driven by higher volumes. Adjusted EBITDA in fiscal year 2019 increased 7% to $14.2 million compared to fiscal year 2018 due to the higher revenue and improved operating performance.

Fiscal Year 2020 Outlook

The Company expects fiscal year 2020 revenue to range between $315 million and $330 million, Adjusted EBITDA1 to range between $110 million and $115 million and has targeted a net debt-to-Adjusted EBITDA leverage ratio of ~3.5x by the end of the 2020 fiscal year.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and fiscal year 2019 results.

Date: Tuesday, January 14, 2020

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13697693

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through February 4, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13697693

About Concrete Pumping Holdings

The Company is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate substantial labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan provides a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of October 31, 2019, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 22 states, concrete pumping services in the U.K. from 28 locations, and route-based concrete waste management services from 16 locations in the U.S. and 1 location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com,  www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the outcome of any legal proceedings that may be instituted against the Company or its subsidiaries; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably and retain its key employees, and realize the expected benefits from the acquisition of Capital Pumping; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

 Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and yearly financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, gain (loss) on sale of assets, non-recurring adjustments, management fees and other one-time and non-operational expenses. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented.

See “Non-GAAP Measures (Adjusted EBITDA)” below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP. With respect to our expectations under “Fiscal Year 2020 Outlook” above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to the variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA differently and therefore this measure may not be directly comparable to similarly titled measures of other companies.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Net Debt)” below for a reconciliation of net debt to total debt calculated in accordance with GAAP.

As the underlying business and financial results of the Successor and Predecessor entities are expected to be largely consistent, excluding the impact on certain financial statement line items that were impacted by the Business Combination, management has combined the fiscal year 2019 results of the Predecessor and Successor periods for comparability in certain tables below. Accordingly, in addition to presenting our results of operations as reported in our consolidated financial statements in accordance with GAAP, the tables below present the non-GAAP combined results for the fiscal year 2019.

Presentation of Predecessor and Successor Financial Results

As a result of the Business Combination, the Company is the acquirer for accounting purposes and CPH is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the Business Combination closing date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”). The Business Combination was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the accompanying Consolidated Financial Statements include a black line to distinguish the results for Predecessor and Successor reporting entities shown, as they are presented on a different basis and are therefore, not comparable.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets

	Successor	Predecessor
	October 31,	October 31,
(in thousands, except per share amounts)	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$7,473	$8,621
Trade receivables, net	45,957	40,118
Inventory	5,254	3,810
Income taxes receivable	697	-
Prepaid expenses and other current assets	3,378	3,947
Total current assets	62,759	56,496

Property, plant and equipment, net	307,415	201,915
Intangible assets, net	222,293	36,429
Goodwill	276,088	74,656
Other non-current assets	1,813	-
Deferred financing costs	997	648
Total assets	$871,365	$370,144

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Revolving loan	$23,555	$62,987
Term loans, current portion	20,888	-
Current portion of capital lease obligations	91	85
Accounts payable	7,408	5,192
Accrued payroll and payroll expenses	9,177	6,705
Accrued expenses and other current liabilities	28,106	18,830
Income taxes payable	1,153	1,152
Deferred consideration	1,708	1,458
Total current liabilities	92,086	96,409

Long term debt, net of discount for deferred financing costs	360,938	173,470
Capital lease obligations, less current portion	477	568
Deferred income taxes	69,049	39,005
Total liabilities	522,550	309,452

Redeemable preferred stock, $0.001 par value, 2,342,264 shares issued and outstanding as of October 31, 2018 (liquidation preference of $11,239,060)	-	14,672
Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of October 31, 2019	25,000	-

Stockholders' equity
Common stock, $0.001 par value, 15,000,000 shares authorized, 7,576,289 shares issued and outstanding as of October 31, 2018		8
Common stock, $0.0001 par value, 500,000,000 shares authorized, 58,199,620 shares issued and outstanding as of October 31, 2019	6	-
Additional paid-in capital	350,489	18,724
Accumulated other comprehensive income	(599)	584
(Accumulated deficit) retained earnings	(26,081)	26,704
Total stockholders' equity	323,815	46,020

Total liabilities and stockholders' equity	$871,365	$370,144

Concrete Pumping Holdings, Inc.
Consolidated Income Statements

			S/P Combined
	Successor	Predecessor	(non-GAAP)	Predecessor	Successor	Predecessor
(in thousands, except share and per share amounts)	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018	Year Ended October 31, 2019	Year ended October 31, 2018	Three months ended October 31, 2019	Three months ended October 31, 2018

Revenue	$258,565	$24,396	$282,961	$243,223	$83,952	$67,369
Cost of operations	143,512	14,027	157,539	136,876	45,116	38,446
Gross profit	115,053	10,369	125,422	106,347	38,836	28,923
Gross margin	44.5%	42.5%	44.3%	43.7%	46.3%	42.9%

General and administrative expenses	91,914	4,936	96,850	58,789	28,221	15,902
Transaction costs	1,521	14,167	15,688	7,590	63	5,070
Income (loss) from operations	21,618	(8,734)	12,884	39,968	10,552	7,951

Interest expense, net	(34,880)	(1,644)	(36,524)	(21,425)	(10,127)	(5,735)
Loss on extinguishment of debt	-	(16,395)	(16,395)	-	-	-
Other income, net	47	6	53	55	(12)	21
Income (loss) before income taxes	(13,215)	(26,767)	(39,982)	18,598	413	2,237

Income tax expense (benefit)	(3,303)	(4,192)	(7,495)	(9,784)	(188)	848
Net (loss) income attributable to Concrete Pumping Holdings, Inc.	(9,912)	(22,575)	(32,487)	28,382	601	1,389

Less preferred shares dividends	(1,623)	(126)	(1,749)	(1,428)	(464)	(378)
Less undistributed earnings allocated to preferred shares	-	-	-	(6,365)	-	(238)

Undistributed (loss) income available to common shareholders	(11,535)	$(22,701)	$(34,236)	$20,589	$137	$773

Weighted average common shares outstanding
Basic	41,445,508	7,576,289		7,576,289	52,497,761	7,576,289
Diluted	41,445,508	7,576,289		8,325,890	55,629,929	8,497,727

Net (loss) income per common share
Basic	$(0.28)	$(3.00)		$2.72	$0.00	$0.00
Diluted	$(0.28)	$(3.00)		$2.47	$0.00	$0.00

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows

	Successor	Predecessor	Successor	Predecessor
(in thousands, except per share amounts)	Three months ended October 31, 2019	Three months ended October 31, 2018	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018	Year ended October 31, 2018

Net income (loss)	$601	$1,389	$(9,912)	$(22,575)	$28,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,154	4,763	20,279	2,060	17,719
Deferred income taxes	537	616	(2,446)	(4,355)	(11,106)
Amortization of deferred financing costs	1,058	457	3,664	152	1,690
Write off deferred debt issuance costs	-	-	-	3,390	-
Amortization of debt premium	-	(93)	-	(11)	(60)
Amortization of intangible assets	10,131	2,184	32,366	653	7,904
Stock-based compensation expense	1,633	-	3,619	27	281
Prepayment penalty on early extinguishment of debt	-	-	-	13,004	-
(Gain)/loss on the sale of property, plant and equipment	(1,031)	(359)	(611)	(166)	(2,623)
Accretion of contingent consideration	207	(207)	207	-	527
Net changes in operating assets and liabilities (net of acquisitions):
Trade receivables, net	(1,515)	(1,718)	(5,861)	485	(7,469)
Inventory	(323)	138	(466)	(294)	(707)
Prepaid expenses and other current assets	3,208	667	(1,001)	(1,283)	(1,408)
Income taxes payable, net	(1,149)	(1,244)	(1,428)	203	(381)
Accounts payable	363	209	(7,303)	(654)	(1,832)
Accrued payroll, accrued expenses and other current liabilities	257	1,963	(8,330)	17,280	8,702
Net cash (used in) provided by operating activities	20,131	8,765	22,777	7,916	39,619

Cash flows from investing activities:
Purchases of property, plant and equipment	(6,036)	(10,632)	(35,736)	(503)	(31,738)
Proceeds from sale of property, plant and equipment	1,527	1,329	3,073	364	3,239
Cash withdrawn from Industrea Trust Account	-	-	238,474	-	-
Acquisition of net assets, net of cash acquired - CPH acquisition	(2)	-	(449,436)	-	-
Acquisition of net assets, net of cash acquired - Capital acquisition	-	-	(129,218)	-	-
Acquisition of net assets, net of cash acquired - Other business combinations	-	-	(2,257)	-	(21,000)
Net cash (used in) investing activities	(4,511)	(9,303)	(375,100)	(139)	(49,499)

Cash flows from financing activities:
Premium proceeds on long term debt	-	600	-	-	600
Proceeds on long term debt	-	(600)	417,000	-	15,000
Payments on long term debt	(5,159)	-	(14,906)	-	-
Proceeds on revolving loan	61,090	107,244	222,213	4,693	237,195
Payments on revolving loan	(69,931)	(104,502)	(198,863)	(20,056)	(239,588)
Redemption of common shares	-	-	(231,415)	-	-
Payment of debt issuance costs	-	-	(24,929)	-	-
Payments on capital lease obligations	(22)	(71)	(78)	(7)	(194)
Issuance of preferred shares	-	-	25,000	-	-
Payment of underwriting fees	-	-	(8,050)	-	-
Issuance of common shares - Dec 2018	-	-	96,900	-	-
Issuance of common shares - May 2019	-	-	77,387	-	-
Proceeds on exercise of rollover incentive options	-	-	1,370	-	-
Net cash provided by (used in) financing activities	(14,022)	2,671	361,629	(15,370)	13,013
Effect of foreign currency exchange rate on cash	1,346	(921)	(1,837)	(70)	(1,437)
Net increase (decrease) in cash	2,944	1,212	7,469	(7,663)	1,696
Cash:
Beginning of period	4,529	7,409	4	8,621	6,925
End of period	$7,473	$8,621	$7,473	$958	$8,621

Concrete Pumping Holdings, Inc.
Segment Revenue

	Successor	Predecessor	Change
(in thousands)	Three Months Ended October 31, 2019	Three Months Ended October 31, 2018	$	%
U.S. Concrete Pumping	$62,062	$45,882	$16,180	35.3%
U.K. Operations	13,025	13,743	(718)	-5.2%
U.S. Concrete Waste Management Services	8,973	7,584	1,389	18.3%
Corporate	624	(1,875)	2,499	-133.3%
Intersegment	(732)	2,035	(2,767)	-136.0%
	$83,952	$67,369	$16,583	24.6%

			S/P Combined
	Successor	Predecessor	(non-GAAP)	Predecessor	Change
(in thousands)	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018	Year Ended October 31, 2019	Year ended October 31, 2018	$	%
U.S. Concrete Pumping	$187,031	$16,659	$203,690	$164,306	$39,384	24.0%
U.K. Operations	44,021	5,143	49,164	50,448	(1,284)	-2.5%
U.S. Concrete Waste Management Services	27,779	2,628	30,407	28,469	1,938	6.8%
Corporate	2,258	242	2,500	-	2,500	0.0%
Intersegment	(2,524)	(276)	(2,800)	-	(2,800)	0.0%
	$258,565	$24,396	$282,961	$243,223	$39,738	16.3%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA

			S/P Combined
	Successor	Predecessor	(non-GAAP)	Predecessor	Change
(in thousands, except percentages)	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018	Year Ended October 31, 2019	Year ended October 31, 2018	$	%
U.S. Concrete Pumping	$56,069	$6,752	$62,821	$46,793	$16,028	34.3%
U.K. Operations	14,034	1,660	15,694	16,752	(1,058)	-6.3%
U.S. Concrete Waste Management Services	13,178	999	14,177	13,238	939	7.1%
Corporate	2,625	177	2,802	2,367	435	18.4%
	$85,906	$9,588	$95,494	$79,150	$16,344	20.6%

	Successor	Predecessor	Change
(in thousands, except percentages)	Three months ended October 31, 2019	Three months ended October 31, 2018	$	%
U.S. Concrete Pumping	$19,362	$13,052	$6,310	48.3%
U.K. Operations	4,328	4,583	(255)	-5.6%
U.S. Concrete Waste Management Services	4,869	4,021	848	21.1%
Corporate	992	597	395	66.2%
	$29,551	$22,253	$7,298	32.8%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Adjusted EBITDA[1]	Capital Expenditures	Adjusted EBITDA less Capital Expenditures

Q1 2017	$46	$14	$4	$9
Q2 2017	$51	$16	$3	$13
Q3 2017	$55	$18	$1	$18
Q4 2017	$60	$20	$14	$6
Q1 2018	$53	$16	$7	$9
Q2 2018	$56	$18	$1	$17
Q3 2018	$66	$22	$11	$11
Q4 2018	$68	$22	$9	$13
Q1 2019	$58	$17	$11	$6
Q2 2019	$62	$18	$13	$5
Q3 2019	$79	$31	$4	$27
Q4 2019	$84	$30	$5	$25

¹Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

~~e~~

NON-GAAP MEASURES (ADJUSTED EBITDA)

We calculate EBITDA by taking GAAP net income and adding back interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, other adjustments, management fees and other expenses. We believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, as a tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and yearly financial reports prepared for management and our board of directors and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. This non-GAAP measure excludes certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Other adjustments include severance expenses, director fees, and other significant non-recurring costs. See also “Non-GAAP Financial Measures” above.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Predecessor
(dollars in thousands)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	November 1, 2018 through December 5, 2018
Consolidated
Net income (loss)	$(6,296)	$2,556	$3,923	$730	$17,558	$4,610	$4,825	$1,389	$(22,575)
Interest expense, net	6,386	6,095	5,456	4,811	5,087	5,126	5,477	5,735	1,644
Income tax expense (benefit)	646	592	1,822	697	(13,544)	1,211	1,701	848	(4,192)
Depreciation and amortization	6,229	5,919	6,390	8,616	6,110	6,293	6,150	7,070	2,713
EBITDA	6,965	15,162	17,591	14,854	15,211	17,240	18,153	15,042	(22,410)
Transaction expenses	5,304	-	(465)	(349)	8	1,117	1,395	5,070	14,167
Loss on debt extinguishment	-	213	279	4,669	-	-	-	-	16,395
Stock based compensation	-	-	-	-	93	94	94	-	-
Other expense (income)	(39)	(32)	(19)	(84)	(12)	(8)	(14)	(21)	(6)
Other adjustments	1,172	1,108	1,051	985	1,324	(471)	2,674	2,161	1,442
Adjusted EBITDA	$13,402	$16,451	$18,437	$20,075	$16,624	$17,972	$22,302	$22,252	$9,588

	Successor	S&P Combined (non-GAAP)	Successor			Predecessor	S&P Combined (non-GAAP)
(dollars in thousands)	December 6, 2018 through October 31, 2019	Q1 2019	Q2 2019	Q3 2019	Q4 2019	YTD 2018	YTD 2019
Consolidated
Net income (loss)	$(9,912)	$(26,205)	$(9,645)	$2,762	$601	$28,382	$(32,487)
Interest expense, net	34,880	7,236	9,318	9,843	10,127	21,425	36,524
Income tax expense (benefit)	(3,303)	(6,957)	1,572	(1,922)	(188)	(9,784)	(7,495)
Depreciation and amortization	52,652	11,087	12,132	16,477	15,669	25,623	55,365
EBITDA	74,317	(14,839)	13,377	27,160	26,209	65,646	51,907
Transaction expenses	1,521	14,167	1,282	176	63	7,590	15,688
Loss on debt extinguishment	-	16,395	-	-	-	-	16,395
Stock based compensation	3,619	-	361	1,625	1,633	281	3,619
Other expense (income)	(47)	(17)	(20)	(28)	12	(55)	(53)
Other adjustments	6,496	1,442	3,234	1,627	1,635	5,688	7,938
Adjusted EBITDA	$85,906	$17,148	$18,234	$30,560	$29,552	$79,150	$95,494

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

			S/P Combined
	Successor	Predecessor	(non-GAAP)		Successor	Predecessor
(dollars in thousands)	December 6, 2018 through October 31, 2019	November 1, 2018 through December 5, 2018	Year ended October 31, 2019	Year ended October 31, 2018	Three months ended October 31, 2019	Three months ended October 31, 2018
Consolidated
Net income (loss)	$(9,912)	$(22,575)	$(32,487)	$28,382	$601	$1,389
Interest expense, net	34,880	1,644	36,524	21,425	10,127	5,735
Income tax expense (benefit)	(3,303)	(4,192)	(7,495)	(9,784)	(188)	848
Depreciation and amortization	52,652	2,713	55,365	25,623	15,668	7,070
EBITDA	74,317	(22,410)	51,907	65,646	26,208	15,042
Transaction expenses	1,521	14,167	15,688	7,590	63	5,070
Loss on debt extinguishment	-	16,395	16,395	-	-	-
Stock based compensation	3,619	-	3,619	281	1,633	1
Other expense (income)	(47)	(6)	(53)	(55)	12	(21)
Other adjustments	6,496	1,442	7,938	5,688	1,635	2,161
Adjusted EBITDA	$85,906	$9,588	$95,494	$79,150	$29,551	$22,253

U.S. Concrete Pumping
Net income (loss)	$(11,031)	$(25,252)	$(36,283)	$13,955	$501	$(2,738)
Interest expense, net	32,173	1,154	33,327	17,247	9,415	4,720
Income tax expense (benefit)	(6,658)	(2,102)	(8,760)	(11,473)	(3,244)	(48)
Depreciation and amortization	32,245	1,635	33,880	15,237	10,774	4,456
EBITDA	46,729	(24,565)	22,164	34,966	17,446	6,390
Transaction expenses	1,521	14,167	15,688	7,590	63	5,070
Loss on debt extinguishment	-	16,395	16,395	-	-	-
Stock based compensation	3,619	-	3,619	281	1,633	1
Other expense (income)	(45)	(6)	(51)	(55)	12	(21)
Other adjustments	4,245	761	5,006	4,011	208	1,612
Adjusted EBITDA	$56,069	$6,752	$62,821	$46,793	$19,362	$13,052

U.K. Operations
Net income (loss)	$1,123	$158	$1,281	$3,018	$893	$1,742
Interest expense, net	2,705	490	3,195	4,173	711	1,014
Income tax expense (benefit)	538	49	587	503	478	(29)
Depreciation and amortization	8,807	890	9,697	8,060	1,646	2,018
EBITDA	13,173	1,587	14,760	15,754	3,728	4,745
Transaction expenses	-	-	-	-	-	-
Loss on debt extinguishment	-	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-
Other expense (income)	-	-	-	-	-	-
Other adjustments	861	73	934	998	600	(162)
Adjusted EBITDA	$14,034	$1,660	$15,694	$16,752	$4,328	$4,583

U.S. Concrete Waste Management Services
Net income (loss)	$(1,520)	$2,009	$489	$9,634	$(1,455)	$2,277
Interest expense, net	2	-	2	1	1	1
Income tax expense (benefit)	2,485	(1,784)	701	846	2,505	538
Depreciation and amortization	10,871	163	11,034	2,078	3,039	533
EBITDA	11,838	388	12,226	12,559	4,090	3,349
Transaction expenses	-	-	-	-	-	-
Loss on debt extinguishment	-	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-
Other expense (income)	(2)	-	(2)	-	-	-
Other adjustments	1,342	611	1,953	679	779	672
Adjusted EBITDA	$13,178	$999	$14,177	$13,238	$4,869	$4,021

Corporate
Net income (loss)	$1,516	$510	$2,026	$1,775	$662	$108
Interest expense, net	-	-	-	4	-	-
Income tax expense (benefit)	332	(355)	(23)	340	73	387
Depreciation and amortization	729	25	754	248	209	63
EBITDA	2,577	180	2,757	2,367	944	558
Transaction expenses	-	-	-	-	-	-
Loss on debt extinguishment	-	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-
Other expense (income)	-	-	-	-	-	-
Other adjustments	48	(3)	45	-	48	39
Adjusted EBITDA	$2,625	$177	$2,802	$2,367	$992	$597

NON-GAAP MEASURES (NET DEBT)

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	October 31,	July 31,
(in thousands)	2019	2019
Term loan outstanding	402,094	$407,316
Revolving loan draws outstanding	23,555	31,331
Less: Cash	(7,473)	(4,529)
Net debt	418,176	434,118